Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-250894) pertaining to the Sotera Health Company 2020 Omnibus Incentive Plan of our report dated March 9, 2021, with respect to the consolidated financial statements and schedule of Sotera Health Company included in this Annual Report (Form 10-K) for the year ended December 31, 2020.
/s/ Ernst & Young LLP
Akron, Ohio
March 9, 2021